EXHIBIT 99.1

MiNK Therapeutics Corporate Update and First Quarter 2022 Financial Report

  Clinical updates from solid tumor cancers and ARDS with allo-agenT-797 are on track for 2H 2022
  GMP manufacturing launch in 1H 2022 with target 10,000 doses/yr
  BCMA-CAR-iNKT and stromal-CAR-iNKT preclinical results 2H 2022
  Ended First Quarter with $34.7M in cash with a projected 2022 cash burn of $16.8M

NEW YORK, May 10, 2022 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc., a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic, off-the-shelf, invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases, today reported financial results for the first quarter 2022 and provided a corporate business update.

“MiNK has made important progress in advancing our ongoing clinical programs, manufacturing platform, and differentiated pipeline,” said Jennifer Buell, Ph.D., President and CEO of MiNK Therapeutics. “We are on track for data readouts this year designed to underscore the characteristics of iNKT cells and the potential to expand durability of clinical benefit with favorable tolerability, including the elimination of toxic lymphodepletion.”

Recent Business Progress and Future Milestones

AgenT-797 +/- CPIs in Solid Tumors:

  Phase 1 study evaluating agenT-797, without lymphodepletion, alone and in combination with approved anti-PD-1 in solid tumor cancers has cleared early dose cohorts and is in expansion cohorts. On track for data readouts in 2H 2022.

AgenT-797 in Multiple Myeloma:

  Accrual continues in phase 1 study of agenT-797, without lymphodepletion, in relapsed/refractory multiple myeloma. Completed early dose cohorts with early biomarker signals of activity and no dose limiting toxicities. Data updates on track for 2H 2022.

Acute respiratory distress syndrome (ARDS) program:

  Phase 1/2 expansion initiated and underway evaluating agenT-797 in severe ARDS secondary to COVID-19 and influenza.

Next generation iNKT platforms (iNKT engagers, CAR-iNKT platforms, TCRs):

  IND enabling studies underway for BCMA-CAR-iNKT and stromal targeting CAR-iNKT (undisclosed target). Presentation of preclinical data planned for 2H 2022.
  Advancing differentiated and novel programs for TCRs (IND ready program) and iNKT cell engagers.

MiNK Internal Manufacturing Capabilities Ready for GMP Launch:

  Launched automated closed system manufacturing process in-house for high yield iNKT production. In-house manufacturing preparing to launch GMP production to support internal clinical supply in 2022.

Fourth Quarter and Full Year 2021 Financial Results

Cash used in operations for the three-months ended March 31, 2022, and 2021 was $4.2 million.

We ended the first quarter 2022 with a cash balance of $34.7 million as compared to $38.9 million at December 31, 2021.

Net loss for the quarter ended March 31, 2022, was $7.8 million which includes non-cash expenses of $813,000 compared to a net loss for the same period of 2021 of $3.8 million, which includes non-cash expenses of $358,000. Per share losses were $0.23 in the first quarter of 2022 as compared to $0.16 per share, for the same period in 2021. This increased net loss reflects our increased clinical and pre-clinical activity and increased headcount.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2022	December 31, 2021

Cash and cash equivalents	$34,688	$38,889
Total assets	36,142	40,242
Total stockholders' equity	17,308	23,776

Other Financial Information
(in thousands)
(unaudited)
	Three months ended March 31,
	2022	2021

Cash used in operations	$4,196	$4,209
Non-cash expenses	$813	$358

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2022	2021

Operating expenses:
Research and development	5,277	3,097
General and administrative	2,097	595
Change in fair value of convertible affiliated note (non-cash)	-	(684)

Operating loss	7,374	3,008

Other expense (income), net	403	838

Net loss	$7,777	$3,846

Per common share data, basic and diluted:
Net loss	$(0.23)	$(0.16)
Weighted average number of common shares outstanding, basic and diluted	33,504	24,177

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next-generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, please visit https://minktherapeutics.com/.

Forward-Looking Statements

This release contains forward-looking statements. You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future” and other words and terms of similar meaning and include statements that they do not relate strictly to historical or current facts. In particular, these statements relate to, among other things, our business strategy, our research and development, our product development efforts, uncertainty regarding our future operating plans, results, objectives, expectations, and intentions. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. Therefore, we caution investors such statements need to be evaluated in light of all the information contained in our filings with the SEC on our Annual Report on Form 10-K, among others. Furthermore, the statements speak only as of the date of this document, and we undertake no obligation to update or revise these statements, except as required by law.

Contact

Ethan Lovell
339-927-1763
ethan.lovell@agenusbio.com

Media Relations

MiNK Therapeutics
Kimberly Ha
KKH Advisors
917-291-5744
kimberly.ha@kkhadvisors.com